EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-35901 on Form S-8 and Registration Statement No. 333-86618 on Form S-8 of our reports dated February 19, 2007 (which expresses an unqualified opinion and includes an explanatory paragraph concerning the Company’s adoption of new accounting principles in 2006), relating to the financial statements and financial statement schedule of Amphenol Corporation and to management’s report on the effectiveness of internal control over financial reporting, appearing in the Annual Report on Form 10-K of Amphenol Corporation for the year ended December 31, 2006.

/s/ DELOITTE & TOUCHE LLP

Hartford, Connecticut
February 19, 2007